Exhibit 10.2

Summary of Consignment Contract

On January 3, 2008, Hangzhou Wang Da Electric Company Limited (the “Supplier”) entered into a Consignment Contract (the “Contract”) with Hangzhou Lotour Digital Products Business Company Limited (the “Buyer”), whereby the Supplier shall provide the Buyer with certain mobile phones and mobile phone accessories products that the Buyer has an exclusive right to sell (the “Products”), for sale in the branch stores owned by the Buyer.

The Supplier entered into this Contract on behalf of itself and any of its subsidiaries, branches, branch offices or authorized agents. The Buyer entered into this Contract on behalf of itself and any of its subsidiaries, branches, branch offices or authorized agents.

Under this Contract, in each case, the Buyer shall place a purchase order to the Supplier. The Supplier shall confirm the Supplier’s orders upon the receipt of them and deliver the Products to the Buyer in accordance with the delivery time and orders as mutually agreed upon. Title to, and ownership in, all Products shall remain in the Supplier until such time as the payment for the goods may be settled.

The payment for the goods shall be settled every fifteen (15) days (each, the “Settlement Period”). For each settlement, the Supplier shall be entitled to an amount equal to the sales sum made by the Buyer for the Products during such a Settlement Period minus the Buyer’s costs, expenses and commissions with connection thereto. The Supplier shall be responsible for providing, at its own cost, the Buyer with sample products and display facilities within the Buyer’s stores and product guarantee for the Products sold by the Buyer, and sending its sales representatives to the Buyer’s stores for the purpose of promoting the Products. The Buyer shall be entitled to 2% of the sales sum as general commission and other discretional commissions as mutually agreed upon by both parties.

This Contract shall be valid from January 3, 2008 through December 31, 2008. This Contract is governed by PRC law.